UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2013

Commission File Number: 000-53311

Jayhawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

611 E. Sherman Ave., Coeur d’Alene, Idaho 83814

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance And Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Lindsay Gorrill has resigned as President and CEO of the Company effective April 9, 2013. There has been no disagreement between the Company and Lindsay Gorrill, known to an executive officer of JayHawk Energy, Inc., on any matter relating to the Company’s operations, policies or practices.  Lindsay Gorrill was provided a copy of the disclosures made herein no later than the date of filing on this Form 8-K, and has been provided with the opportunity to furnish the Company with a letter addressed to the Company stating whether he agrees or disagrees with the statements made herein.  There are no disagreements reported by Lindsay Gorrill.  Any such letter address to the Company from Lindsay Gorrill will be filed as an exhibit to an amended current report on Form 8-K within two (2) business days of receipt by the Company.

On April 9, 2013, Kelly J. Stopher was appointed as the interim President and CEO of the Company.  Mr. Stopher currently also serves as the Chief Financial Officer of JayHawk Energy, Inc. Following is a brief description of Mr. Stopher’s business experience.

Mr. Stopher was appointed Chief Financial Officer of the Company on September 28, 2010. Mr. Stopher’s has developed strategies to implement financial management systems, internal control policies and procedures, and financial reporting and modeling for small-cap companies From March, 2001 through September, 2010, Mr. Stopher worked for Allied Security. Mr. Stopher worked as business relationship manager for Wells Fargo Bank, Spokane, WA, from April 2006 through August 2009. From September 2004 through January 2006, he acted as CFO for Weldon Barber, Spokane, WA. From October 2003 through September 2004, he was a sales associate for Kiemle & Hagood Company, in Spokane, WA. And from January 2001 through March 2003 he worked as an account executive for Aston Business Solutions in Boise, ID specializing in enterprise accounting software systems. Prior that Mr. Stopher worked as CFO for Lee Read Jewelers in Boise, ID and spent 5 years in public accounting with Langlow Tolles & Company in Tacoma, WA. Mr. Stopher also serves as Chief Financial Officer for Star Gold Corp., a company quoted on the OTC Bulletin Board, and was appointed to that position in October 2010. Mr. Stopher holds a bachelor’s degree from Washington State University in Business Administration - Accounting.

There are no family relationships between Mr. Stopher and any member of the Board of Directors or any other officer of the Company.  There have been no transactions since the beginning of the Company’s last fiscal year, or any proposed transaction, in which the Company was or is to be party and in which Mr. Stopher had or will have a direct or indirect material interest.

Mathew J. Wayrynen has resigned as Chairman of the Board of the Company effective April 9, 2013. There has been no disagreement between the Company and Mr. Wayrynen, known to an executive officer of JayHawk Energy, Inc., on any matter relating to the Company’s operations, policies or practices.  Mr. Wayrynen was provided a copy of the disclosures made herein no later than the date of filing on this Form 8-K, and has been provided with the opportunity to furnish the Company with a letter addressed to the Company stating whether he agrees or disagrees with the statements made herein.  There are no disagreements reported by Mr. Wayrynen.  Any such letter addressed to the Company from Mr. Wayrynen will be filed as an exhibit to an amended current report on Form 8-K within two (2) business days of receipt by the Company.  Mr. Wayrynen will remain as a member of the Board of Directors of the Company.

On April 9, 2013, Lindsay Gorrill was appointed as Chairman of the Board of Directors of the Company.  Mr. Gorrill has previously served as the President and CEO of JayHawk Energy, Inc. Following is a brief description of Mr. Gorrill’s business experience.

Mr. Lindsay Gorrill is a C.A. and has university degrees in Finance and Marketing. Mr. Gorrill has a background in acquisitions, company building, financial markets and world exposure.  Mr. Gorrill previously served as Chief Executive Office and President until April 9, 2013, and Chief Financial Officer until September 2010.  Mr. Gorrill will continue to serve on the Company's board of directors as he has since July 2007.

Mr. Gorrill is also Chairman of the Board of Star Gold Corp., a company quoted on the OTC Bulletin Board since February 2008.  Mr. Gorrill also previously served, at various times, as President and Treasurer of Star Gold Corp..

Additionally, since April 2009, Mr. Gorrill has served as President and Chief Executive Officer of Canada Fluorspar Inc., a company listed on the TSX Venture Exchange.  Mr. Gorrill also previously served as the Chief Financial Officer of Canada Fluorspar, Inc.  He has also been a member of the board of directors of Deer Horn Metals, Inc., a TSX Venture Exchange listed company since September 2009

Mr. Gorrill previously served as a member of the Board of Directors of Yaterra Ventures Corp., a company quoted on the OTC Bulletin Board since August 2008.  He previously served as President and Chief Operating Officer of Berkley Resources Inc., a company listed on the TSX Venture Exchange.  Mr. Gorrill also is, and has been since July 2004, a member of the board of directors of Berkley Resources Inc.

There are no family relationships between Mr. Gorrill and any member of the Board of Directors or any other officer of the Company.  On December 1, 2011, the Company entered into a four (4) year lease with Marlin Property Management, LLC, an entity owned by the spouse of Lindsay Gorrill, for $2,500 per month for office space in Coeur d'Alene, Idaho, at market rate on terms acceptable to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JayHawk Energy, Inc.

Date: April 11, 2013	By:	/s/ Kelly J. Stopher
Name: Kelly J. Stopher Title: CFO, CEO, President